SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                              -----------------

                                 FORM 8-A12B


              FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR (g) OF THE
                       SECURITIES EXCHANGE ACT OF 1934


                                 SALTON, INC.
            (Exact name of Registrant as specified in its charter)


          DELAWARE                                      36-3777824
   (State of incorporation                           (I.R.S. Employer
      or organization)                            Identification No.)


   550 BUSINESS CENTER DRIVE, MOUNT PROSPECT, IL               60056
   (Address of principal executive offices)              (Zip Code)


        Securities to be registered pursuant to Section 12(b) of the Act:

        Title of each class           Name of each exchange on which
        to be so registered           each class is to be registered
        --------------------          ------------------------------

        COMMON STOCK, PAR             NEW YORK STOCK EXCHANGE
         VALUE $0.01 PER SHARE

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

        Securities Act registration statement file number to which this form relates: Not applicable.

        Securities to be  registered pursuant to Section 12(g)  of the Act:
   None.

   Item 1.   Description of Registrant's Securities to be Registered.

        The authorized capital stock of the Registrant currently consists of 20,000,000 shares of common stock, par value $0.01 per share ("Common Stock"), and 2,000,000 shares of preferred stock, par value $0.01 per share ("Preferred Stock").

        Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders. Holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors out of the assets of the Registrant legally available therefor, such dividends as may be declared from time to time by the Board of Directors, subject to the prior rights of holders of Preferred Stock at the time outstanding having prior rights as to dividends. Upon liquidation of the Registrant, the assets legally available for distribution to stockholders are distributable ratably among the holders of Common Stock at that time outstanding, subject to prior distribution rights of creditors of the Registrant and to the preferential rights of any outstanding shares of Preferred Stock. Holders of Common Stock do not have cumulative voting rights in the election of directors and do not have preemptive, subscription, redemption, or conversion rights.

        The Registrant's Certificate of Incorporation (the "Certificate") divides the Board of Directors into three classes. The directors serve staggered terms of three years, with the members of one class being elected in any year. A classified Board of Directors may have the effect of making it more difficult to remove incumbent directors. A classified Board of Directors may also make the acquisition of control of the Registrant by a third party by means of a proxy contest more difficult.

        The Certificate requires any action by the stockholders of the Registrant to be taken at an annual or special meeting and not by consent in writing or otherwise.

        The Certificate provides that advance notice of nominations for the Board of Directors, other than nominations by the Board of Directors or a committee thereof, shall be given to the Registrant in the manner provided in the Bylaws. The Bylaws currently provide that such nominations (and the proposal of other business) may be made by any stockholder of record entitled to vote if notice is properly effected. Notice of such nominations generally must be received by the Registrant not less than 30 days (60 days for the proposal of other business) prior to the first anniversary of the preceding year's annual meeting in order to be considered at an annual meeting of the stockholders. For special meetings, notice of director nominations must be received by the Registrant not less than 30 days prior to such meeting or by the 10th day following the day on which public announcement is first made of the date of the special meeting.

        The Certificate requires, subject to the rights of holders of Preferred Stock, that special meetings of stockholders be called only by the Board of Directors acting by affirmative vote of a majority of the directors then in office. The Bylaws currently provide that only business specified in the Registrant's notice of a special meeting of stockholders may be conducted at a special meeting.

        The provisions in the Certificate providing for a classified Board of Directors, restricting the ability of stockholders to act other than at a meeting, authorizing advance notice of nominations for the Board of Directors in certain circumstances, and allowing only the Board of Directors to call special meetings of stockholders may be amended or repealed only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of stock generally entitled to vote, voting together as a single class.

        The Bylaws may be amended either by the Board of Directors acting by affirmative vote of a majority of the directors then in office, or by the vote of stockholders of the Registrant, except that any such vote of stockholders pursuant to a stockholder proposal to amend the Bylaws requires the vote of at least 66 2/3% of the stock of the Registrant generally entitled to vote, voting together as a single class. The provisions in the Certificate respecting the vote requirements for amending the Bylaws may be amended or repealed only by the affirmative vote of the holders of at least 66 2/3% of the outstanding shares of stock generally entitled to vote, voting together as a single class.

        The Certificate authorizes the Board of Directors to issue Preferred Stock from time to time in one or more series and to determine the rights, preferences, privileges (including, but not limited to, the appointment of directors) and restrictions, including dividend rights, conversion rights, voting rights, terms of redemption (including sinking fund provisions, if any), and liquidation rights, with regard to any series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series, without any further vote or action by stockholders. The issuance of Preferred Stock could be used, under certain circumstances, as a method of delaying or preventing a change in control of the Registrant and could permit the Board of Directors, without any action by holders of Common Stock, to issue Preferred Stock which could have a detrimental effect on the rights of holders of Common Stock, including loss of voting control. The issuance of Preferred Stock could also have the effect of decreasing the market price of the Common Stock.

   Item 2.   Exhibits.

        The securities being registered hereby are to be registered on an exchange on which no other securities of the registrant are registered. Therefore, all exhibits required by Instruction II to Item 2 will be supplied to the New York Stock Exchange, Inc. and are not filed with or incorporated by reference to this Registration Statement.

                                  SIGNATURE

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.


                                      SALTON INC.


                                      By /s/ John E. Thompson
                                         --------------------------------
                                         Chief Financial Officer


   Dated:  February 23, 1999